Exhibit 99.1

Final Transcript

Conference Call Transcript ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call Event Date/Time: Mar 02, 2011 / 02:00PM GMT

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Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

CORPORATE PARTICIPANTS

 Armand Correia
 Ascena Retail Group Inc - CFO

 David Jaffe
 Ascena Retail Group Inc - President, CEO

CONFERENCE CALL PARTICIPANTS

 Janet Kloppenburg
 JJK Research - Analyst

 Sam Panella
 Raymond James - Analyst

 Neely Tamminga
 Piper Jaffray - Analyst

 Ed Yruma
 Keybanc Capital Markets - Analyst

 Brian Tunick
 JPMorgan - Analyst

 Scott Krasik
 BB&T Capital Markets  - Analyst

 Robin Murchison
 SunTrust Robinson Humphrey - Analyst

 Mark Montagna
 Avondale Partners - Analyst

 PRESENTATION

Operator

 Good morning, everyone. My name is Crystal, and I will be your conference operator today. At this time, I would like to welcome everyone to the Ascena Group's second quarter earnings conference call. Today's call is being recorded and will be available for replay later today. Information on accessing this replay is available in today's press release. All lines will be in a listen-only mode until the question and answer session.

As a matter of formality, I need to remind participants that remarks made by management during the course of this call may contain forward-looking statements about the Company's results and plans. These are subject to risks and uncertainties that could cause the actual results and implementation of the Company's plans to vary materially. These risks are referenced in today's press release as well as in the Company's SEC filings. I would now like to turn the conference over to your host for today, Mr. David Jaffe, President and CEO. Please proceed.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President, CEO

 Thank you. Good morning, and thank you for joining us to discuss the results for our fiscal second quarter ended January 29, 2011. With me today is Armand Correia, our CFO. I'm very pleased to report another quarter of record sales and earnings results. Comp sales increased 9%, which included increases of all three brands,11% at Justice, 17% at Maurices and 1% at Dressbarn. Quarterly adjusted earnings per share grew to 54% to $0.57 compared to $0.37 in the prior year quarter. Given the better than expected earnings results and the positive trends we're seeing so far for the spring season with Feb comps up in the high single digits for all three brands, we are raising our full-year EPS guidance to $2.28 to $2.33, up from our previous guidance of $2.20 to $2.25.

Our brands continue to appeal to our customer in this highly competitive environment. This has given us the opportunity to reach new levels of efficiency in our operations, and we're very pleased to be showing improvement both in our gross margin and our operating margin. We believe that continued focus on merchandise that provides fashion at a great value and on operating efficiencies will drive value to shareholders.

At Justice, we continue to grow our market share with enticing merchandise assortments and a compelling value orientation. Our sales increase is driven primarily by an 11% growth in transactions, partially offset by a 2% decrease in units per transaction. Our merchandise assortment is clearly trend right with sales up in most categories, including casual and active tops, intimates, accessories and lifestyle products. Our marketing strategy at Justice reinforces our value proposition with the right balance of 40% off discount offered to our customers through direct mail, e-mail customer loyalty programs and entire store point of sale events.

We are excited about our two strategic initiatives at Justice. The expansion into the Canadian market and the launch of our boys concept. We are very excited to have just opened our first Canadian store in Ontario. This is the first of six planned store openings in Canada for the spring season. In March, we will also launch our boys concept, Brothers, via the Internet. As you know, Justice competes with the wide range of big box retailers, but we remain the only national specialty store focused on the tween girl. Therefore, our ability to truly serve this customer and to give her a special experience and a unique assortment gives us a competitive advantage.

At Maurices, we generated comp sales growth of 17% during the second quarter. An increase in transactions was the main growth driver, while average dollar sale also increased. All departments at our Maurices brand close to double digit comp sales increases with sweaters, knit tops and denim jeans category seeing the best improvement. Our marking strategy included an incremental mailer focused on denim, which drove a great performance in this category, as well as keeping our strong sales momentum going through the post holiday time period. At Maurices, our store base is now 761 locations at the end of the quarter versus 739 stores last year. We are particularly pleased with our new store performance with sales productivity above plan as we continue to expand the Maurices concept outside of our core markets.

At Dressbarn, our 1% comp sales increased in second quarter, reversed the negative trend we saw in the first quarter. During the quarter, sweaters performed well, which was the direct result of our holiday strategy to invest more in gift giving and wear now merchandise, a change from last year. Suit separates under the Jones Studio label continue to perform well, and novelty knitwear also had double digit increases compared to last year.

Our marketing efforts, including increased quantities for our direct mailers and a free gift with purchase in November drove both traffic and sales. A change in our December mailer from a postcard to a fashion foldout yielded increased traffic as well. Based on this successful response rate, we will pursue this strategy for our Mother's Day promotion. Due to the change in the timing of our Easter holiday, we are revising the spring promotional cadence to include an additional direct mailer. As I hope you can tell, operations overall are going very well. We have great teams in place at these businesses, and we're confident we can sustain our momentum through the second half of our fiscal year.

I'd like to now talk about a couple of topics that we're focused on at the corporate level. First, we are continuing to build and refine the shared infrastructure at our brands, particularly in terms of distribution and information systems. We have successfully begun shipping Dressbarn merchandise from our Justice distribution center with a full transition expected to be complete by the end of April. Also, the consolidation of our five data centers into two is currently in process and expected to be completed by the end of the fiscal year. These were two great examples of how our new structure puts our executive team in a position to implement projects to leverage each of our brand strengths.

Additionally, we are focused on strategies to minimize the impact of increases in sourcing costs. Each of our brands has a different degree of price elasticity, and the merchandising teams were evaluating the appropriate actions regarding price increases. The information we've learned about this inflationary trend in the business has only reinforced our belief that these cost increases are here to stay. This will affect the entire industry, and we will be monitoring our price increases carefully as the season progresses.

I'm also pleased to report that our efforts to accelerate the development of e-commerce for each of our brands are proceeding well. The increases we are seeing at Justice and Maurices are impressive, and we're very pleased to have launched Dressbarn's e-commerce, which is performing above plan. We continue to regard e-commerce as a major potential opportunity for us, both to generate sales and, due to the strength of the Internet as a communications media, to reinforce our brand position.

We're working to sustain our business' strong momentum. I think this is well reflected by our profitability improvement in the second quarter, which Armand will now describe in more detail.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

Armand Correia   - Ascena Retail Group Inc - CFO

Thank you, David. As a reminder, reported quarterly year-over-year financial comparisons include our Justice brand for a partial period in last year's quarter. I will, however, reference in certain instances, Justice on a pro forma basis for the full quarter last year for more meaningful financial comparisons. During the quarter, there were certain costs that we believe are not indicative of ongoing operations for purposes of comparability. We have therefore provided in today's press release a reconciliation of GAAP to non-GAAP measures. As you've seen in this morning's press release, our second quarter and year-to-date record performance reflects strong top-line momentum with even stronger profit growth.

Consolidated net sales for the quarter increased 27% to $752 million compared to $594 million last year. The overall sales increase of $158 million was primarily due to the inclusion of Justice sales for the full quarter this year compared to a partial quarter in the last year, which accounted for $117 million of the increase, with Maurices accounting for $39 million of the overall increase. Total comp store sales increased 9%, marking the eighth consecutive quarter of increases. By brand, Justice sales increased 19% to $338 million compared to last year's $284 million on a pro forma basis for the full quarter. Comp sales increased 11% on top of a 19% increase in last year's comparable quarter. Geographically, Justice delivered positive comps across all regions. Increased transactions with the primary sales driver up 12%.

Justice sales also included $23 million in revenues from its e-commerce business, which has grown a strong 57% versus last year. Maurices sales increased an impressive 24% to $203 million compared to $164 million last year. This increase was primarily driven by the 17% comp increase and Maurices had increases across all regions. All key sales metrics were up with transactions leading the way, increasing 14%. Maurices quarterly sales also included approximately $7 million in revenues from its e-commerce business, well ahead of expectations.

Dressbarn sales increased 1% to $212 million with comp sales also increasing 1%. We were encouraged by the 4% comp sales increase during the holiday season, but business decelerated in January due to severe weather which impacted Dressbarn more than our other brands due to its heavier concentration of stores on the east coast. Included in Dressbarn sales during the quarter were $2 million from its e-commerce business, also well ahead of expectations in its first full quarter.

Consolidated gross profit dollars continue to outperform our year-over-year sales increase. Gross profit grew to $308 million to a rate of 41% of sales compared to last year's rate of 39.1%. The year-over-year improvement of 190 basis points was driven by favorable buy-in occupancy leverage from the strong comp sales performance and merchandise margin improvements at Justice and Maurices. By brand, the gross profit rate at Justice increased to an impressive 45% of sales, 190 basis points above the prior year's reported 43.1%. Last year's gross profit rate reflected a partial quarter. The full quarterly rate would have been 42.4%, making this year's adjusted year-over-year increase of 260 basis points even more noteworthy. The increase came from both favorable buying and occupancy leverage and increases in merchandise margin from higher initial mark-on.

At Maurices, the gross profit rate increased 200 basis points to 41.6% compared to last year's 39.6%. The increase was driven by favorable buy-in occupancy leverage and increased merchandise margin from higher initial mark-on and lower mark-downs. The gross profit rate at Dressbarn decreased 60 basis points to 34% compared to last year's 34.6%. The decrease was in merchandise margin from increased markdowns.

SG&A expenses on a non-GAAP basis came in at 27.9% of sales. In terms of dollars, SG&A increase were approximately $210 million compared to the reported $167 million last year. Accounting for Justice for the full quarter, last year's pro forma SG&A would have been $191 million, or 29.1% of sales. We believe this is a more meaningful year-over-year comparison, which shows a 120 basis points reduction from leverage and consistent with expectations we gave on last quarter's call. Depreciation expense was $22 million compared to $18 million last year. The year-over-year increase reflects Justice for the partial quarter last year. We would expect a $22 million quarterly dollar level to continue for the remainder of the two quarters of this fiscal year.

Moving down the income statement, operating income dollars on a non-GAAP basis grew 61% to $77 million compared to last year's $48 million. As a percent of sales, this year's 10.2% margin increased 220 basis points versus last year's 8%. The increase was driven by the outstanding operating performance from both Justice and Maurices. By brand and on a non-GAAP basis, Justice delivered outstanding quarterly operating income results of $55 million, or 16.2% of sales. This resulted in a $21 million increase, or approximately 60% over last year's full quarterly amount of $35 million, or 12.4% of sales. These quarterly operating income results represent an all-time record high for Justice.

Maurices also continued its outstanding performance with record second quarter operating income of $27 million, or 13.4% of sales, an increase of 70% versus last year's $16 million, or 9.8% of sales. Dressbarn posted a quarterly operating loss of $6 million compared to a loss of $5 million last year. We are disappointed with these results and look forward to a stronger spring season.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

Interest expense, as expected, came in at $660,000 compared to $2.5 million last year. The decrease to last year reflects the payoff of our convertible notes during January of 2010. Our quarterly effective tax rate increased to 41%, above our previous rate of approximately 39%. The increase was primarily due to certain non-deductible compensation costs. Adjusted net earnings increased 64% to $46 million, or $0.57 per diluted share, compared to last year's $28 million, or $0.37 per diluted share.

Now, moving on to the balance sheet. We ended the quarter with $441 million in cash and investments. This represents approximately $5.43 in cash and investments per average year. In terms of operating cash flow, we generated approximately $108 million during the quarter, with $81 million in free cash flow. During the quarter, we repurchased 1 million shares of our stock at an average price of approximately $26 per share, for a total of $26 million under our existing $100 million authorization. We currently have $74 million remaining under this authorization.

Cap Ex for the quarter was $27 million with the full year expected to be approximately $90 million. Merchandise inventories ended the quarter up 12% at $271 million compared to $242 million last year. The increase supports our current sales trend and our decision to bring in new spring receipts earlier, which has led to better than expected spring selling for February.

Inventories ending the quarter at Justice were well controlled coming in at $96 million, an increase of 11% over the prior year's comparable period. Inventory on an average store basis decreased 3% due to the high level of in-transit inventory. Maurices ended the quarter with inventory of $68 million, an increase of 23% versus last year's $55 million. The strong quarterly sales performance resulted in significantly less clearance than a year ago. The year-over-year inventory increase is all spring related and supports our decision to effect an earlier spring floor set. Inventory on an average store basis increased 19%.

At Dressbarn, inventory was $107 million, an increase of 6% versus last year. The inventory on an average store basis increased 7%. The seasonal mix ending the quarter included higher levels of clearance than a year ago. However, aggressive clearance combined with better than expected recent sales have resulted in less clearance levels than last year ending February.

Now, I would like to comment about our outlook for the spring season and the full year. As David mentioned, given our better than expected quarterly earnings results and the early favorable read on February spring selling, we have raised our full-year earnings per share guidance. We anticipate comp store sales to be up in the mid-single digits for the spring season. As a reminder, last year's spring season and full-year's total sales included an extra fifty-third reporting week, which accounted for approximately $56 million in additional sales. This extra week favorably impacted earnings per share by approximately $0.05 on the year and obviously, $0.05 for Q4.

In summary, we were very pleased with our is second quarter performance and look forward to sharing our third quarter results with you towards the end of May. Thank you. Operator, we are now ready to take questions.

QUESTION AND ANSWER

Operator

 (Operator Instructions)Today's first question comes from the line of Janet Kloppenburg with JJK Research. Please proceed.

 Janet Kloppenburg - JJK Research - Analyst

 Hi, David, Hi, Armand. Congratulations on a nice quarter.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Thank you, Janet.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

Janet Kloppenburg - JJK Research - Analyst

 Really, unbelievable and great start to the third quarter. A couple of questions. First on the new concept by Justice. I was wondering, I think you said e-commerce launch. I was wondering when a store might be opening and what the outlook is there for the parameters of the store, how big, et cetera. And I was also wondering if you could talk a little bit more about your February sales trend. I know that you brought in spring early, but was there also incremental marketing or perhaps a focus on different categories that are helping business to be as strong as they are? Last, with the pressure on sourcing, how should we be thinking about first margin going forward? Thank you.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Okay. Thanks, Janet. A lot of questions there.

 Janet Kloppenburg - JJK Research - Analyst

 I'm sorry.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 That's okay. On the boys, we're going to launch it on e-commerce, you're absolutely right, and we're expecting to launch it next week. So, stay tuned. You can go to the Shop Justice website and you'll see it.

 Janet Kloppenburg - JJK Research - Analyst

 Okay.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 At this point, we have no plans for any brick and mortar stores. We will keep you posted but obviously, we want to see how it does in the virtual world before we go out.

With February, I think there were some minor adjustments at one of the brands in terms of the promo cadence, but nothing significant. And as a result, we had nice performance, fairly equally balanced among the three divisions. So, we're real pleased. There was early shipment of spring. That responded well. At one of the divisions, we had some clearance that we moved out. So, we ended -- as a department, we ended February in very, very good shape in terms of the currency of our inventory. We were very, very well converted, all three brands and made up for a little bit of overage that we had in January. So, I feel like we're really in good shape going into the rest of spring.

And then finally, in sourcing, I think that we've got a good shot to maintain our gross margins for spring. We think that the increases, the price increases that we're putting in place are relatively minor compared to what we think we're going to see in the fall. Again, this varies by brand. But we're not anticipating any major disruption for spring gross margin. I think the world may change a little bit more in fall and until we really have a sense of how the consumer's responding to price increases, not just at our brands but just in general, it'll be hard to determine whether those price increases for the fall that we have planned will stick and whether we're going to be able to maintain our gross margin or not.

 Janet Kloppenburg - JJK Research - Analyst

 Okay, thank you very much. Good luck.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President, CEO

Thanks, Janet.

Operator

 Our next question comes from the line of Sam Panella with Raymond James. Please proceed.

Sam Panella - Raymond James - Analyst

Hey, good morning, and congratulations.

David Jaffe - Ascena Retail Group Inc - President, CEO

Thanks, Sam.

Sam Panella - Raymond James - Analyst

 Armand, with the SG&A, how much in the second quarter was attributable to projects that you're doing for future cost savings? I think in the first quarter you had called out about $13 million?

Armand Correia   - Ascena Retail Group Inc - CFO

 That's correct. However, again, most of these projects that we are doing, we are breaking them up between the GAAP and non-GAAP, and we've shown the reconciliation, both in the integration projects. I think what you're referring to in the first quarter, SG&A had increased year over year, I think at dressbarn and maurices by approximately $12 million. And the big thing there, I just want to remind everybody that the biggest item there was actually incentive comp accruals. It wasn't necessarily the increase in SG&A relative to the projects because we have, in many instances, broken out some of these projects on a what we call non-GAAP basis. I did mention and I continue to mention that SG&A does come under some pressure, and it's less now in this particular quarter, and we anticipate less in the quarters to come because of duplicate costs as we go through these transitions. And a perfect example, as David mentioned, is the distribution center. There is obviously labor in both places. There's severance, there's retention and those kind of things. And I would estimate that that kind of impact probably adds somewhere in the neighborhood to $1 million to $1.5 million on the SG&A expense line.

Sam Panella - Raymond James - Analyst

 Okay, thanks. Then with respect to the dressbarn division, you mentioned that merchandise margin was down year-over-year. Any particular categories seeing greater markdowns? And also, do you attribute this to the highly promotional environment over the holidays or more maybe having to clear through merchandise, given the deceleration in sales trends with the weather?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 I think the dressbarn division just was a little softer than we had hoped for and had planned for in the fall in general. So, we got backed up a little bit in inventory and therefore, had to clear a little bit more aggressively to make sure we ended up the season in good shape. As I mentioned, we did, but it did cost us in gross margin. There were a few categories that were a little stronger than others as we've mentioned, but I don't think it was a singular issue that we had one particular department, though. It was terrible.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

Sam Panella - Raymond James - Analyst

 Okay, great. Thanks, and good luck.

David Jaffe - Ascena Retail Group Inc - President, CEO

 Thanks, Sam. Operator?

Operator

 Neely Tamminga from Piper Jaffray, your line is open.

 Neely Tamminga - Piper Jaffray - Analyst

 Great, thanks, and congratulations.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Thanks, Neely.

 Neely Tamminga - Piper Jaffray - Analyst

 So, I've got one broader question for you, David and then just two housekeeping questions. One on the CRM initiatives. Can you talk a little bit more about that dressbarn mailing that really drove some of your traffic in transactions in your second quarter? Obviously, it sounds like the content of the mailer was improved, the actual presentation of it. But how are you guys doing on your mailing list in terms of the recipient list in the content and quality there?

David Jaffe - Ascena Retail Group Inc - President, CEO

 Well, the first part, you're absolutely right. We had a very simple postcard with graphics on it, and we changed it into a really beautiful fold out with fashion on it, and we think that that was much more eye catching and much more compelling. So, that's what drove the response rate on that. In general, though, I'd say we continue to build our mailing list for all three brands, and we collect names, phone numbers, e-mail addresses at the store in all three brands. And as a result of that, we continue -- and as well as e-commerce, so we continue to grow our list, and we're able to select through CRM analytics the most likely to respond, et cetera and tailor our mailings appropriately. So, all three divisions are improving and growing their lists. So, I think that's going to be an ongoing process.

 Neely Tamminga - Piper Jaffray - Analyst

 That's great, thanks, David. And I just have some housekeeping questions here. First on comp trends, the current ones that you're referring to reflecting early February in terms of the mid single digit -- or high single digit for the total company.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Right.

Neely Tamminga - Piper Jaffray - Analyst

 Has this been largely transactionally driven by the number of transactions, or is pricing part of this early on?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 In general, I would say that for all three, it's transaction.

 Neely Tamminga - Piper Jaffray - Analyst

 Okay. Okay. And then the pickup that you saw in dressbarn in February, if I'm reading this correctly, it's tied to better receipts and better response to spring. I'm just wondering how the margins are kicking off for that division, because you have the clearance as well.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Right, exactly. We certainly did bring in spring fastener in certain categories, but in general, we still had the clearance that we were moving out aggressively. So, it wasn't that spring led the way. It was really that we had both hitting.

 Neely Tamminga - Piper Jaffray - Analyst

 Great, thank you. Good luck.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Thanks, Sam -- I mean thanks, Neely.

Operator

 Our next question comes from the line of Ed Yruma with KeyBanc. Please proceed.

 Ed Yruma   - Keybanc Capital Markets - Analyst

 Hi, thanks so much for taking my question, and congratulations on a great quarter.

David Jaffe - Ascena Retail Group Inc - President, CEO

 Thank you, Ed.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

 Ed Yruma   - Keybanc Capital Markets - Analyst

 Can you talk a little bit about dressbarn from a high level? I know that you had obviously an impact from weather, but clearly, results disappointed a little bit. Clearly, you've refined the promotional strategy, but what other things are you doing to improve performance at core dressbarn?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Well, I think that's a big challenge area for us, and clearly, we were disappointed in the fall. And yes, there was weather, but I think some of the things were what I call self-inflected. We talked about Q1 on the last call, and in fact, if you look at our -- as Armand said, if you look at our holiday results, they were pretty good, up mid-single digit and then we gave some of that back in January. And yes, weather was a part of it, but in general, I'd say looking out, we think that we've got a lot of things happening that are going to favorably impact our business. As we've talked before, with the DC move, we're finally able to implement merchandise and location planning as well as our new allocation system. So, that we feel very comfortable, very confident we'll have an impact, as well as our ability with the new DC to do size replenishment.

On the merchandising side specifically, we have reorganized our team, and that's going to enable us, we believe, to do a better job of focusing on lifestyles. And there are a few key areas that will be growing our business, focusing on jewelry, petites, suit separates and knitwears, all of which have been performing very well and all of which we believe have a significant upside opportunity, as well as looking at our marketing cadence as we mentioned earlier. So, I think there's a lot going on at dressbarn. We're very optimistic about spring, and if you look back historically, spring's always been a much stronger season for us. So, we're keeping all our shoulders to the wheel to push it into positive territory.

 Ed Yruma   - Keybanc Capital Markets - Analyst

 Great, and one housekeeping question. Your tax rate in the quarter was the highest that I've seen in a number of years. And I know that you cited non-deductible compensation expense. But how should we think about your tax rate going forward? Thank you.

Armand Correia   - Ascena Retail Group Inc - CFO

 I think for the next couple of quarters, I think you should look at that particular rate continuing at around the 41% level. We're certainly reviewing, obviously we're looking at some tax strategy. We're looking at structure, but for the next few quarters, I would probably feel comfortable with a 41% estimated rate.

 Ed Yruma   - Keybanc Capital Markets - Analyst

 Great. Thank you.

Operator

 Our next question comes from the line Brian Tunick with JPMorgan. Please proceed.

 Brian Tunick - JPMorgan - Analyst

 Thanks. Good morning.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Good morning.

Brian Tunick - JPMorgan - Analyst

 I guess first question on maurices. The numbers there are pretty amazing. Just want to get a sense where you think maybe that market share is coming from? Do you think that part of the country is just that much stronger than the coast? Just trying to understand where that momentum is. Second question, traditionally the late Easter, how does that have the impact on the business? I'm assuming dressbarn probably sees the most of it. Sounds like you've already assumed a slowdown from February's trend on the Easter shift.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Okay, well first, let's talk about maurices. We are actually thrilled with the performance there, and it's really coming across all the stores' geography, not just the upper midwest or some of the midwest where you think oh, agricultural commodities are doing well, although that's certainly part of it. I think what's happened is a lot of the efforts that we put in place over the last two or three years are all hitting. So, as an example, a year ago, we launched e-commerce. And we think just by getting our name out there, it's helped build the brand.

Our marketing has been stronger, our merchandising has really clicked with the consumer. We're -- all our metrics are improving so when they come in, they see merchandise they like, in improves the conversion rate. We're able to move through the merchandise faster and therefore, less markdown. So, it's kind of the, what we call the virtuous cycle. One good thing leads to another. So, we're very pleased. It may be that some of our direct competition may be struggling a little more out there. Not really sure, I'm not focused on that specifically. But if you do look at the comp sales for the people that we feel are in our market, we for the last 12 months, we actually are the number one performer. So obviously, it is some market share as well.

Switching to the late Easter, this is a problem, primarily for dressbarn, because you back right into Mother's Day. And as we look back on our records, the two-week gap there was the shortest we could find in our records, and it will put pressure on our ability to maximize Mother's Day. But in the meantime, to try and make up for some of that business, as I mentioned earlier, we moved an additional promo into early spring to try and pull some business forward because of the late Easter.

Brian Tunick - JPMorgan - Analyst

 Okay, and just finally on the gross margin question. I know you've talked before about the best practices that you're borrowing from Justice, sourcing operations. Just give us an idea where are you from that perspective, and have you placed any back half orders yet, and what kind of cost increases are you seeing, if you have?

David Jaffe - Ascena Retail Group Inc - President, CEO

 You kind of have two different questions there. Certainly, maurices and dressbarn are looking at the Justice vertical integration direct source model and are testing it very gingerly. And there are a number of orders that are being placed, but it is not a significant portion of either maurices' or dressbarn's business for spring or fall. We think that that may be a longer term opportunity, and we're continuing to explore it. But there's nothing dramatic happening there. In general, Brian, the cost increases we're seeing for fall are in the 10% range. Some areas are more in the 5% to 10%, and some areas are more in the 10% to 15% plus. Depends on the product, depends on the percent that cotton or polyester makes as a percent of the total purchase price. So, something that's like a T-shirt, which has much less labor in it maybe, a bigger impact than something like a dress or a sweater or what have you. So, we'll be watching that carefully, and not all of the prices are locked in yet, but we do think that that 10% range is probably a pretty good range that we're going to have to be dealing with in the fall.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

Brian Tunick - JPMorgan - Analyst

 Terrific. Thanks so much.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Thanks, Brian.

Operator

 Our next question comes from the line of Scott Krasik with BBT Capital Markets. Please proceed.

 Scott Krasik   - BB&T Capital Markets  - Analyst

 Hello, Richard, hello, Armand.

Armand Correia   - Ascena Retail Group Inc - CFO

 Hi, how are you doing?

Scott Krasik   - BB&T Capital Markets  - Analyst

 Or David,, I guess. I did the same thing to you last time, that's funny. Just a couple of questions, first, has the pricing issue or the cost issue, has that led you to either accelerate your direct sourcing initiative or changed your approach to using domestic suppliers?

David Jaffe - Ascena Retail Group Inc - President, CEO

 No, not really. We've got to find the right product, and we're not going to change our approach or our process just to try and lock in a better price. One of the things that we are exploring is, does it make sense to try and lock in the raw materials, the gray goods earlier, and that's something that's under consideration.

 Scott Krasik   - BB&T Capital Markets  - Analyst

 The pricing action that you took at Justice, I guess last year, have you accelerated that at all? I think it was all pretty positive, at least your commentary about that.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 The prices we put through in the fall were roughly about 5%, and that's about the same level that we've got for spring. And that, as you can tell from results, seemed to have no impact. We believe the customers buying the deal rather than the ticket, so we're not particularly concerned about spring. But as the big price increases that we just talked about hit in the fall, there may be a greater impact, greater pushback, and that remains to be seen.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

 Scott Krasik   - BB&T Capital Markets  - Analyst

 Okay, and then at Justice, the growth in the transactions was great in the quarter. Maybe talk about, it seems like you're positioned to continue to take market share and benefit from a demographic shift here over the next few years. Is that how you see it as well?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Yes, for sure, for sure, and we continue to take market share. We've got some data from MPD that I like showing, and if I can just pull it out while we're chatting here. For the 12 months ended December, end of December, Justice market share was up 1.6% to put it very close to Target, and Wal-Mart is the leader. But both of those, Wal-Mart was down 3.8% over those 12 months and Target was down 0.2%. So, we're closing in on the second place leader there, and that's our goal to try and surpass Target as the number two market share in the tween girls category.

Scott Krasik   - BB&T Capital Markets  - Analyst

 That's exceptional. And then just lastly in terms of potentially accelerating the share buyback?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Well, as you know, we look at our share buyback very opportunistically. We bought the million shares last quarter, we're certainly going to keep looking at buying more stock this quarter and go forward. But we, at this point, are just going to treat it on an opportunistic basis. We're not going to commit to a buyback program other than to say that we think our stock is a good value. In the past, we've been aggressive buyers, and it's obviously worked out very well for us.

Scott Krasik   - BB&T Capital Markets  - Analyst

 Okay, thanks, guys.

David Jaffe - Ascena Retail Group Inc - President, CEO

 Thanks.

Operator

 Our next question comes from the line of Robin Murchison with SunTrust. Please proceed.

Robin Murchison   - SunTrust Robinson Humphrey - Analyst

 Thanks very much, good morning, everybody.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Hello, Robin.

Robin Murchison   - SunTrust Robinson Humphrey - Analyst

 So, dressbarn performance during the quarter, I'm just wondering if there's any -- if you have (inaudible) or if there's anything to comment on, any sort of bifurcation in terms of how maybe dressbarn performed in smaller markets versus the larger markets. And if you want to back out the northeast, that's fine, given the areas. And then I have a follow-up question.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Robin, we probably can't give you much sense of that. We don't break out our geography by small versus large markets, but it's an interesting question. It's something that we'll follow up and if there's anything there, we'll get back to you. And I think, while I hate to use the W-word, I think when you look at the northeast kind of from Boston all the way down to the Carolinas, it was weather. The poor performance was where we had bad weather. And I don't want to hide behind that, because it wasn't like our performance was so stellar in the other markets. But that was the tipping point between what, as I said, holiday was reasonably good at plus four to disappointing in January to pull it down to a plus one.

 Robin Murchison   - SunTrust Robinson Humphrey - Analyst

 Okay, thanks, David. And then my follow-up would be, you clearly have a lot on your plate with the back office initiatives and the boys concept within Justice. But I wanted to -- somebody's got to ask you about the acquisition market. And then also, I wanted to ask you, how should we think about the above average spend for the back office initiatives in terms of third and fourth quarter for the balance of the year, if you will. Thanks.

David Jaffe - Ascena Retail Group Inc - President, CEO

 Sure, I'll take the first one. We're not out looking for an acquisition, so let me dispel any rumors you may have heard about that. All of the J Crewers now can go away, because as you've heard, it closed. So, congratulations to them. But seriously, what we're trying to do is focus on developing the shared service model, all the infrastructure changes, a couple of which I talked about and I've talked about in prior calls. And as you say, we do have our plate full. So, while I think there are some interesting opportunities out there, we're not looking at them right now. Doesn't mean that in the future we won't consider an acquisition. It's just not on the front burner for the foreseeable future.

Armand Correia   - Ascena Retail Group Inc - CFO

 As far as the number of integration or strategic projects that we currently have on our plate, I see the third and fourth quarter beginning again to start significantly decreasing. I don't anticipate you're going to see as much between GAAP and non-GAAP on those particular expenditures that we've called out, both in the first quarter and second quarter. I do believe you're going to start seeing moderation. The exact numbers I really don't have available. I can certainly offline discuss it further with you.

Robin Murchison   - SunTrust Robinson Humphrey - Analyst

 Thanks very much. Good luck, guys.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President, CEO

 Thank you.

Operator

 (Operator Instructions)And our next question comes from the line of Mark Montagna with Avondale Partners. Please proceed.

 Mark Montagna - Avondale Partners - Analyst

 Hi, good morning. Hi. A couple of questions. When you look at your e-commerce, do you have a projection for the year? Do you think can you hit $100 million across all three divisions?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 We're sitting here scratching our head, Mark.

Armand Correia   - Ascena Retail Group Inc - CFO

 We haven't looked at it that way, Mark. Certainly, I think it would be a stretch. I think we're going to fall short of that.

Mark Montagna - Avondale Partners - Analyst

 Okay. And then can you just remind us of when each of the three divisions started their dot-com business?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 I don't know exactly at Justice --

Mark Montagna - Avondale Partners - Analyst

 Just the quarters, like roughly what quarter?

David Jaffe - Ascena Retail Group Inc - President, CEO

 Well, it was around 10 years ago.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

 Mark Montagna - Avondale Partners - Analyst

 Oh, okay.

David Jaffe - Ascena Retail Group Inc - President, CEO

 I can't tell you what quarter, but it's around 10 years ago. The maurices business began in the fiscal first quarter last year, so that would be fiscal 2010.

Mark Montagna - Avondale Partners - Analyst

 Okay.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 And dressbarn began it in the fiscal first quarter of 2011, so just whatever that is, four months ago.

Mark Montagna - Avondale Partners - Analyst

 Okay. And then just thinking about the dressbarn merchandise planning and allocation system. I guess you're working on it now, but when should that be completed, when should we see an impact, and --?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Well, it's happening now. And I would like to think that we'll iron out the kinks this spring and be able to see a real impact for fall.

 Mark Montagna - Avondale Partners - Analyst

 So, it's fully installed across all divisions? You're not still phasing it in or anything?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 Yes, each division has its own system, and Justice and maurices are not impacted by this at all. Maurices is going to put in just one of the modules, which is more of an upgrade. But I don't think it'll have a significant impact whereas at dressbarn, it's a wholesale change, it's a paradigm shift in the way we do things. And as we get the team up and running and we get the history in our systems, I think we'll see greater impact for fall.

Mark Montagna - Avondale Partners - Analyst

 Okay, yes, that's what I mean. So, right now, at the dressbarn division, it's not fully installed, or is it? Because normally it's in phases, you do sweaters, then jeans or whatever?

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

David Jaffe - Ascena Retail Group Inc - President, CEO

 It's not fully operational. It's fully installed, we're just not fully utilizing it yet.

 Mark Montagna - Avondale Partners - Analyst

 Okay, and then jus lastly, the margins and the sales keep impressing every quarter. Can you just remind us what your peak EBIT margins, what you think they can be by division?

 David Jaffe - Ascena Retail Group Inc - President, CEO

 The EBITDA margins by division, I would like to think that maurices, and Armand, help me, because I'm looking at operating income. But EBITDA, I think maurices can easily hit 20%. I think maurice -- Justice can hit 15%, and I think dressbarn should be able to hit at least 12%.

 Mark Montagna - Avondale Partners - Analyst

 Okay, what about --

David Jaffe - Ascena Retail Group Inc - President, CEO

 The other two -- the first two, maurices and Justice I think are going to be able to hit those numbers in the next year or two, and dressbarn's going to take a little longer to work its way back.

 Mark Montagna - Avondale Partners - Analyst

 Okay, what about on an EBIT basis?

David Jaffe - Ascena Retail Group Inc - President, CEO

 Can we do that offline?

Mark Montagna - Avondale Partners - Analyst

 Yes, sure. Absolutely.

 David Jaffe - Ascena Retail Group Inc - President, CEO

 We don't have it done that way, but Armand can give you the details. And this is just off the top of my head, I'm doing it on the back of an envelope here.

 Mark Montagna - Avondale Partners - Analyst

 Okay, that sounds great. All right, that was all I had.

Final Transcript
Mar 02, 2011 / 02:00PM GMT, ASNA - Q2 2011 Ascena Retail Group Inc Earnings Conference Call

 David Jaffe - Ascena Retail Group Inc - President, CEO

 All right, thanks, Mark.

Mark Montagna - Avondale Partners - Analyst

 Okay, thanks.

Operator

 Gentlemen, there are no other questions.

David Jaffe - Ascena Retail Group Inc - President, CEO

 Well, thank you all for your interest in Ascena, and we look forward to speaking to you on our third quarter quarterly call. Have a good day.

Operator

 Ladies and gentlemen, that concludes today's conference. Thank you for your participation, you may now disconnect and have a great day.

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